Exhibit 4.2
THIS SECURED CONVERTIBLE DEBENTURE AND THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS SECURED CONVERTIBLE DEBENTURE, THE SECURITIES AND ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS, WHICH, IN THE OPINION OF COUNSEL FOR THE LENDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.
SMART MOVE, INC.
SECURED CONVERTIBLE DEBENTURE

Issue Amount: $2,800,000	New York, New York
January 15, 2008
FOR VALUE RECEIVED, the undersigned, Smart Move, Inc., a Delaware corporation (referred to herein as the “Borrower”), with offices at 5990 Greenwood Plaza Blvd., Suite 390, Greenwood Village, Colorado 80111, hereby unconditionally promises to pay to the order of PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD., its endorsees, successors and assigns (the “Lender”), in lawful money of the United States, at 1400 Old Country Road, Suite 206, Westbury, New York 11590, or such other address as the Lender may from time to time designate, the principal sum of two million eight hundred thousand Dollars ($2,800,000) (the “Issue Amount”). This Debenture shall mature and become due and payable in full on January 15, 2010 (the “Maturity Date”).
1. Original Issue Discount. The Lender shall purchase this Debenture at a price equal to 85% of the Issue Amount which shall represent a 15% Original Issue Discount.
2. Terms of Repayment. Principal of and interest on this Debenture shall be paid by the Borrower as follows:
(a) Interest at the rate of eleven percent (11%) per annum from the date hereof through the Maturity Date shall be paid monthly by the Borrower in cash or, at the sole option of the Borrower, in registered shares of common stock at a 15% discount to the closing bid price of the common stock for the average of the lowest five (5) trading days during the previous twenty (20) days immediately preceding the payment date.

(b) Principal shall be due and payable as follows:
Beginning on August 1, 2008 and on the first day of each month thereafter, unless deferred by Lender under the Deferral Right, defined below, principal in the amount of $155,680, representing 5.56% of the original principal (the “Principal Payment”) of the Loan, shall be due. For each such payment that is due and made in cash (“Cash Principal Payment”) there shall be an additional premium to compensate the Lender for the risk of holding Borrower’s securities (the “Risk Premium”) payable as follows: (i) prior to the effective date of the filing of an SB-2 representing the Lender shares as further described in the Registration Rights Agreement (the “Effective Date”), equal to 20% of each such Cash Principal Payment; and (ii) after the Effective Date, a Risk Premium equal to 15% of each such Cash Principal Payment.
Should the Borrower elect to pay in Common Stock, the Risk Premium is not applicable and the Principal Payment subject to the Percentage Cap (as defined in Section 3, below) will be valued at the lesser of the Fixed Conversion Price (as defined in Section 3, below) per share or 80% of the Fair Market Value of the Common Stock on the date of payment. “Fair Market Value” on a date shall be the average of the daily closing prices for the five (5) consecutive trading days before such date excluding any trades which are not bona fide arm’s length transactions. The closing price for each day shall be: (a) if such security is listed or admitted for trading on any national securities exchange, the last sale price of such security, regular way, or the mean of the closing bid and asked prices thereof if no such sale occurred, in each case as officially reported on the principal securities exchange on which such security are listed; or (b) if quoted on NASDAQ or any similar system of automated dissemination of quotations of securities prices then in common use the mean between the closing high bid and low asked quotations of such security in the over-the-counter market as shown by NASDAQ or such similar system of automated dissemination of quotations of securities prices, as reported by any member firm of the New York Stock Exchange selected by the Lender; or (c) if not quoted as described in clause (b), the mean between the high bid and low ask quotations for the shares as reported by NASDAQ or any similar successor organization, as reported by any member firm of the New York Stock Exchange selected by the Lender. If such security is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (a) of the preceding sentence if bid and ask quotations are reported but actual transactions are not, and in the manner set forth in clause (b) of the preceding sentence if actual transactions are reported. Lender’s “Deferral Right” means that the Lender, in its sole and absolute discretion may defer any scheduled payment of principal, in whole or in part, by giving three (3) days prior written notice to the Borrower, with any such deferred principal payment, in whole or in part, becoming payable three (3) days after Lender’s written demand therefor, provided, however, that to the extent the “Percentage Cap” as defined in Section 3 (e) below would be exceeded in whole or in part as a result of Borrower’s payment of the deferred principal so demanded in Common Stock, in which event the deferred principal or portion thereof which the Company is required to pay in cash as a result of the Percentage Cap limitation on share issuance to Lender shall be payable on the earlier of sixty (60) days after Lender’s written demand or on the first date after Borrower’s receipt on such demand on which the Percentage Cap or portion thereof precluding the remittance of such payment or a portion thereof in Common Stock would be inapplicable.
In the event the Lender elects to exercise its Deferral Right and subsequently demands payment, if the Borrower then elects to pay in Common Stock, the conversion price will be determined in the same manner as if the Deferral Right was not exercised (as described above) and the Borrower elected to pay in Common Stock, except that the Fair Market Value of the Common Stock shall be as of the date of the Lender’s written demand of payment.

Specifically, the Risk Premium shall not be applicable and the Principal Payment subject to the Percentage Cap (as defined in Section 3 (e) below) will be valued at the lesser of the Fixed Conversion Price (as defined in Section 3, below) per share or 80% of the Fair Market Value of the Common Stock on the date of payment.
(c) The Borrower further agrees that, if any payment made by the Borrower or any other person is applied to this Debenture and is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any property hereafter pledged as security for this Debenture is required to be returned by Lender to the Borrower, its estate, trustee, receiver or any other party, including, without limitation, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Borrower’s liability hereunder (and any lien, security interest or other collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, or, if prior thereto any such lien, security interest or other collateral hereunder securing the Borrower’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, this Debenture (and such lien, security interest or other collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Borrower in respect to the amount of such payment (or any lien, security interest or other collateral securing such obligation).
(d) All computations of interest shall be made by Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a business day, such payment shall be made on the next succeeding day and such extension of time shall in such case be included in the computation of payment of interest.
(e) The Borrower may prepay all or any part of the outstanding principal amount of this Debenture, together with any unpaid interest accrued through the date of prepayment, plus a premium (equal to 25% for principal prepaid before January  _____  , 2009 or 40% of the principal prepaid after January  _____  , 2009), upon not fewer than ten (10) trading days’ prior written notice to the Lender. In the event such prepayment occurs prior to January  _____  , 2009, the amount paid, including the premium, shall be 125% of the principal deemed prepaid; and, in the event such prepayment occurs after January  _____  , 2009, the amount paid, including the premium, shall be 140% of the principal deemed prepaid.
3. Conversion.
(a) The Lender shall have the option, at any time on or before the Maturity Date, to convert the outstanding principal of this Debenture into fully-paid and nonassessable shares of Borrower’s Common Stock at the rate per share equal to the lowest of (i) the Fixed Conversion Price, (ii) the Lowest Fixed Conversion Price or (iii) the Default Conversion Price (the “Conversion Rate”). As used herein, the following terms have the following meanings:
(i) Fixed Conversion Price means $0.75 per share.

(ii) Lowest Fixed Conversion Price means the lowest price, conversion price or exercise price set by the Borrower in any equity financing transaction, convertible security, or derivative instrument issued after the date hereof in a “New Transaction.” The term “New Transaction” as used in this Debenture and in any other Transaction Document, means any financing transaction consummated directly or indirectly by the Company with parties other than the Lender involving issuance of Common Stock or other securities convertible into or exercisable for Common Stock; provided, however, that the following share issuances shall not be deemed a New Transaction: (i) issuances pursuant to Employee Stock Ownership Plans, ii) transactions with strategic industry or operating partners of the Company involving the issuance of Common Stock or securities convertible into Common Stock, or upon the exercise of warrants related to the deal terms of the foregoing or (iii) issuance of stock options or warrants to employees, officers or directors pursuant to compensation arrangements approved by the Borrower’s Board of Directors.
(iii) The Default Conversion Price means (if and so long as there exists an Event of Default hereunder) 70% of the average of the three lowest closing prices of the Common Stock during the twenty (20) day trading period immediately prior to a notice of conversion.
(b) If, but only if, a registration statement under the Securities Act of 1933, as amended, is effective covering sales of the Common Stock issuable upon exercise of this Debenture, then the Borrower may require the Lender to convert the remaining principal amount outstanding in one of the following manners: (i) in the event the Fair Market Value of the Common Stock for at least the immediately preceding ten consecutive trading days prior to delivery of a Borrower Conversion Notice (defined below) is not less than 175% of the Conversion Rate in effect on the date of such Notice and the average volume during such ten (10) day period is at least 100,000 shares per day, then the Company may send a notice (the “Borrower Conversion Notice”) to the Lender requiring them to convert any portion of their notes that remain outstanding at that time; (ii) in the event the Fair Market Value of the Common Stock for at least the immediately preceding ten consecutive trading days prior to delivery of a Borrower Conversion Notice (defined below) is not less than 175% of the Conversion Rate in effect on the date of such Notice and the average volume during such ten (10) day period is at least 75,000 shares per day, then the Company may send the Borrower Conversion Notice to the Lender requiring them to convert 50% of their notes that remain outstanding at that time; or (iii) in the event the Fair Market Value of the Common Stock for at least the immediately preceding ten consecutive trading days prior to delivery of a Borrower Conversion Notice (defined below) is not less than 175% of the Conversion Rate in effect on the date of such Notice and the average volume during such ten (10) day period is at least 50,000 shares per day, then the Company may send a notice (the “Borrower Conversion Notice”) to the Lender requiring them to convert 25% of their notes that remain outstanding at that time.
In the event such registration statement for any reason, whether by stop order, lapse of time or other event, becomes ineffective or otherwise unavailable for the sale of the Common Stock issuable upon conversion of this Debenture at any time within ninety (90) days after such conversion, the Lender may deem the conversion null and void and the Borrower shall, upon request of the Lender and receipt of any stock certificates held by the Lender evidencing shares issued upon such conversion, reissue this Debenture for the remaining principal amount and pay any principal that would have been payable during such period, all as if such conversion had not occurred.
To exercise any conversion, the holder of this Debenture, either upon its own election or following receipt of the Borrower Conversion Notice, shall surrender the Debenture to the Borrower during usual business hours at the offices of the Borrower, accompanied by a written notice in the form attached hereto as Exhibit A, Notice of Conversion, and made a part hereof.

(c) As promptly as practicable after the surrender of this Debenture by the Lender, the Borrower shall deliver or cause to be delivered to the Lender, certificates for the full number of Shares issuable upon conversion of this Debenture, in accordance with the provisions hereof, together with a duly executed new Debenture of the Borrower in the form of this Debenture for any principal amount not so converted. Such conversion shall be deemed to have been made at the time that this Debenture was surrendered for conversion and the notice specified herein shall have been received or delivered (in the case of a Borrower Conversion Notice) by the Borrower. If, however, the Borrower fails to deliver or cause the Transfer Agent for the Common Stock of the Borrower to deliver or otherwise credit Lender with ownership of the full number of shares due upon any conversion effective within five (5) days following the Lender’s demand of conversion, the Borrower shall pay liquidated damages in cash equal to $1,500 per day for each day the Shares are not delivered or credited to the account of the Lender.
(d) The number of shares issuable upon conversion of this Debenture or repayment by the Borrower in shares shall be proportionately adjusted if the Borrower shall declare a dividend of capital stock on its capital stock, or subdivide its outstanding capital stock into a larger number of shares by reclassification, stock split or otherwise, which adjustment shall be made effective immediately after the record date in the case of a dividend, and immediately after the effective date in the case of a subdivision. The number of shares issuable upon conversion of this Debenture or any part thereof shall be proportionately adjusted in the amount of securities for which the shares have been changed or exchanged in another transaction for other stock or securities, cash and/or any other property pursuant to a merger, consolidation or other combination. The Borrower shall promptly provide the holder of this Debenture with notice of any events mandating an adjustment to the conversion ratio, or for any planned merger, consolidation, share exchange or sale of the Borrower, signed by the President and Chief Executive Officer of Borrower.
(e) Percentage Cap. Notwithstanding the provisions of this Debenture, in no event (except (i) as specifically provided in the Debenture as an exception to this provision, (ii) during the forty-five (45) day period prior to the Maturity Date, or (iii) while there is outstanding a tender offer for any or all of the shares of the Borrower’s Common Stock) shall the Lender be entitled to convert this Debenture, or the Borrower have the obligation or option to issue shares upon such conversion or in lieu of cash payments hereunder, to the extent that, after such conversion or issuance the sum of (1) the number of shares of Common Stock beneficially owned by the Lender and its affiliates, and (2) the number of shares of Common Stock issuable upon the conversion of the Debenture with respect to which the determination of the proviso is being made, would result in beneficial ownership by the Lender and its affiliates of more than 4.99% (the “Percentage Cap”) of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Lender upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 12(d) of the Securities Exchange Act of 1934, as amended.

4. Liability of the Borrower. The Borrower is unconditionally, and without regard to the liability of any other person, liable for the payment and performance of this Debenture and such liability shall not be affected by an extension of time, renewal, waiver, or modification of this Debenture or the release, substitution, or addition of collateral for this Debenture. Each person signing this Debenture consents to any and all extensions of time, renewals, waivers, or modifications, as well as to release, substitution, or addition of guarantors or collateral security, without affecting the Borrower’s liabilities hereunder. Lender is entitled to the benefits of any collateral agreement, guarantee, security agreement, assignment, or any other documents which may be related to or are applicable to the debt evidenced by this Debenture, all of which are collectively referred to as “Loan Documents” as they now exist, may exist in the future, have existed, and as they may be amended, modified, renewed, or substituted.
5. Representations and Warranties. The Borrower represents and warrants as follows:
(i)	the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)
the execution, delivery and performance by the Borrower of this Debenture are within the Borrower’s powers, have been duly authorized by all necessary action, and do not contravene: (A) the Borrower’s certificate of incorporation or by-laws; or (B) any law or agreement or document binding on or affecting the Borrower;

(iii)
no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or third person is required for the due execution, delivery and performance by the Borrower of this Debenture;

(iv)
this Debenture constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and subject to the applicability of general principles of equity;

(v)
the Borrower has all requisite power and authority to own and operate its property and assets and to conduct its business as now conducted and proposed to be conducted and to consummate the transactions contemplated hereby;

(vi)
the Borrower is duly qualified to conduct its business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it, or in which the transaction of its business makes such qualification necessary;

(vii)
there is no pending or, to the Borrower ‘s knowledge, threatened action or proceeding affecting the Borrower before any governmental agency or arbitrator which challenges or relates to this Debenture or which may otherwise have a material adverse effect on the Borrower;

(viii)	after giving effect to the transactions contemplated by this Debenture, the Borrower is Solvent;

(ix)
the Borrower is not in violation or default of any provision of its certificate of incorporation or by-laws, each as currently in effect, or any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Borrower is subject;

(x)
this Debenture is validly issued, free of any taxes, liens, and encumbrances related to the issuance hereof and is not subject to preemptive right or other similar right of members of the Borrower; and

(xi)	the Borrower has taken all required action to reserve for issuance such number of shares of Common Stock as may be issuable from time to time upon conversion of this Debenture.
6. Covenants. So long as any principal or interest is due hereunder and shall remain unpaid, the Borrower will, unless the Lender shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:
(a) Maintain and preserve its existence, rights and privileges;
(b) Other than: (i) a bank financing (e.g. revolving credit facility), equipment finance leases or other commercial credit arrangements for up to $25,000 in the aggregate, except as otherwise permitted in the Transaction Documents; (ii) borrowings that are secured by the current assets of the Company (.e.g., receivables financing) or investment margin agreements, and (iii) any financing arrangements identified as permitted arrangements under the terms of the Security Agreement or other Transaction Documents (as defined in the Securities Purchase Agreement), the Company will not incur any indebtedness, other than indebtedness incurred in the ordinary course of business or outstanding on the date hereof, unless the collateral, if any, securing such indebtedness is subordinated to the security interest and lien granted to the Lender to secure payment of this Debenture on terms reasonably satisfactory to the Lender;
(c) Not: (i) directly or indirectly sell, lease or otherwise dispose of any of its property or assets other than in its ordinary course of business, in the aggregate, to any person(s), whether in one transaction or in a series of transactions over any period of time; (ii) merge into, with or consolidate with any other person; or (iii) adopt any plan or arrangement for the dissolution or liquidation of the Borrower;
(d) Give written notice to Lender upon the occurrence of an Event of Default (as defined below) within five (5) Business Days of such event or the earliest date on which Borrower becomes aware of such event, if later;
(e) Not use the proceeds from the issuance of this Debenture in any way for any purpose that entails a violation of, or is inconsistent with, Regulation U of the Board of Governors of the Federal Reserve System of the United States of America;
(f) Comply in all material respects with all applicable laws (whether federal, state or local and whether statutory, administrative or judicial or other) and with every applicable lawful governmental order (whether administrative or judicial).
(g) Not redeem or repurchase any of its capital stock;

(h) Not: (i) make any advance or loan to any person, firm or corporation, except for reasonable travel or business expenses advanced to the Company’s employees or independent contractors in the ordinary course of business; or (ii) acquire all or substantially all of the assets of another entity, without the prior written consent of Lender, which consent is hereby confirmed in respect of a planned acquisition of certain assets relating to Star Alliance as described in the Company’s current report on Form 8-K filed in January 2008;
(i) Not prepay any indebtedness, except for trade payables incurred in the ordinary course of the Borrower’s business, without the prior written consent of Lender; and
(j) Not take any action which would impair the rights and privileges of this Debenture set forth herein or the rights and privileges of the holder of this Debenture; and
(k) Unless Borrower files reports in compliance with the Securities Exchange Act of 1934, as amended, which contain such information, deliver to the Lender quarterly financial statements within forty five (45) days after the end of each quarter in form, scope and substance satisfactory to the Lender and annual audited financial statements within ninety (90) days after the end of each fiscal year.
7. Events of Default. Each and any of the following shall constitute a default and, after expiration of any grace period or cure or corrective period as stated herein, shall constitute an “Event of Default” hereunder:
(a) the nonpayment of principal, late charges or any other costs or expenses promptly when due (and in no event later than a grace period of three business days after the due date) of any amount payable under this Debenture or the nonpayment by the Borrower of any other obligation to the Lender;
(b) any default under any material or nonmaterial provision of this Debenture (other than a payment default described above);
(c) any failure of the Borrower to observe or perform any present or future agreement of any nature whatsoever with Lender, including, without limitation, any covenant set forth in this Debenture;
(d) if Borrower shall commence any case, proceeding or other action: (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts; or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or the Borrower shall make a general assignment for the benefit of its creditors; or (iii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action results in the entry of any order for relief or remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) the Borrower shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth; or (iv) the Borrower shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts;

(e) any representation or warranty made by the Borrower or any other person or entity under this Debenture or under any other Loan Documents shall prove to have been incorrect in any material respect when made;
(f) an event of default or default shall occur and be continuing under any other material agreement, document or instrument binding upon the Borrower including, without limitation, any instrument for borrowed money in excess of fifty thousand dollars ($50,000) (whether or not any such event of default or default is waived by the holder thereof) and including, without limitation, under any other Transaction Document (as defined in the Securities Purchase Agreement);
(g) the entry of any judgment against Borrower or any of its property for an amount in excess of fifty thousand dollars ($50,000) that remains unsatisfied for thirty (30) days;
(h) any material adverse change in the condition or affairs (financial or otherwise) of the Borrower shall occur which, in the sole opinion of the Lender, increases its risk with respect to loans evidenced by this Debenture; or
(i) the sale of all or substantially all of the assets, or change in ownership or the dissolution, liquidation, merger, consolidation, or reorganization of Borrower without the Lender’s written consent.
If no grace period or other time period for cure or correction is specified above with respect to an event or circumstance identified in the foregoing items (a) through (i) of this Section 7, such event or circumstance shall be subject to a right of cure or correction of fifteen (15) days after the occurrence thereof or after Borrower’s first awareness of the event or circumstance, if later.
8. Lender’s Rights Upon Default. Upon the occurrence of any Event of Default, the Lender may, at its sole and exclusive option, do any or all of the following, either concurrently or separately: (a) accelerate the maturity of this Debenture and demand immediate payment in full, whereupon the outstanding principal amount of the Debenture and all obligations of Borrower to Lender, together with accrued interest thereon and accrued charges and costs, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and (b) exercise all legally available rights and privileges.
9. Default Interest Rate. Upon an Event of Default, without any further action on the part of Lender, interest will thereafter accrue at the rate of eighteen percent (18%) per annum (the “Default Rate”), until all outstanding principal, interest and fees are repaid in full by Borrower.

10. Usury. In no event shall the amount of interest paid or agreed to be paid hereunder exceed the highest lawful rate permissible under applicable law. Any excess amount of deemed interest shall be null and void and shall not interfere with or affect the Borrower’s obligation to repay the principal of and interest on the Debenture. This confirms that the Borrower and, by its acceptance of this Debenture, the Lender intend to contract in strict compliance with applicable usury laws from time to time in effect. Accordingly, the Borrower and the Lender stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract to pay, for the use or forbearance of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect.
11. No Prepayment. This Debenture may not be prepaid in whole or in part, at any time, without the prior written consent of the Lender except pursuant to the provisions hereof.
12. Costs of Enforcement. Borrower hereby covenants and agrees to indemnify, defend and hold Lender harmless from and against all costs and expenses, including reasonable attorneys’ fees and their costs, together with interest thereon at the Prime Rate, incurred by Lender in enforcing its rights under this Debenture; or if Lender is made a party as a defendant in any action or proceeding arising out of or in connection with its status as a lender, or if Lender is requested to respond to any subpoena or other legal process issued in connection with this Debenture; or reasonable disbursements arising out of any costs and expenses, including reasonable attorneys’ fees and their costs incurred in any bankruptcy case; or for any legal or appraisal reviews, advice or counsel performed for Lender following a request by Borrower for waiver, modification or amendment of this Debenture or any of the other Loan Documents.
13. Governing Law. This Debenture shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided that the Borrower may not assign this Debenture, in whole or in part, by operation of law or otherwise, without the prior written consent of the Lender. The Lender may assign or otherwise participate out all or part of, or any interest in, its rights and benefits hereunder and to the extent of such assignment or participation such assignee shall have the same rights and benefits against the Borrower as it would have had if it were the Lender. This Debenture, and any claims arising out of or relating to this Debenture, whether in contract or tort, statutory or common law, shall be governed exclusively by, and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.
14. Jurisdiction. THE BORROWER CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS DEBENTURE, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH SHALL BE BROUGHT EXCLUSIVELY IN ANY COURT OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF NEW YORK, IN EACH CASE, IN THE COUNTY OF NASSAU. THE BORROWER, BY THE EXECUTION AND DELIVERY OF THIS DEBENTURE, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDINGS. THE BORROWER AGREES THAT PERSONAL JURISDICTION OVER IT MAY BE OBTAINED BY THE DELIVERY OF A SUMMONS BY PERSONAL DELIVERY OR OVERNIGHT COURIER AT THE ADDRESS PROVIDED IN SECTION 16 OF THIS DEBENTURE. ASSUMING DELIVERY OF THE SUMMONS IN ACCORDANCE WITH THIS PROVISION, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OF FORUM NON CONVENIENS OR ANY SIMILAR BASIS.

15. Miscellaneous.
(a) Borrower hereby waives protest, notice of protest, presentment, dishonor, and demand.
(b) Time is of the essence for each of Borrower’s covenants under this Debenture.
(c) The rights and privileges of Lender under this Debenture shall inure to the benefit of its successors and assigns. All obligations of Borrower in connection with this Debenture shall bind Borrower’s successors and assigns, and Lender’s conversion rights shall succeed to any successor securities to Borrower’s common stock.
(d) If any provision of this Debenture shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Debenture shall be construed as if such invalid or unenforceable provision had never been contained herein.
(e) The waiver of any Event of Default or the failure of Lender to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent Event of Default or Lender’s right to exercise that or any other right or remedy to which Lender is entitled. No delay or omission by Lender in exercising, or failure by Lender to exercise on any one or more occasions, shall be construed as a waiver or novation of this Debenture or prevent the subsequent exercise of any or all such rights.
(f) This Debenture may not be waived, changed, modified, or discharged orally, but only in writing.
16. Notice, Etc. Any notice required by the provisions of this Debenture will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and delivered as follows:
If to the Borrower:
Smart Move, Inc.
5990 Greenwood Plaza Boulevard, Suite 390
Greenwood Village, CO 80111
Attention: Chris Sapyta, Chief Executive Officer
Tel. No.: 303-339-9554
Fax No.: 720-488-0199
If to Lender:
Professional Offshore Opportunity Fund, Ltd.
1400 Old Country Road
Suite 206
Westbury, New York 11590
Attention: Howard Berger
Facsimile Number: (516) 228-8270

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.
17. Definitions. As used herein, the following terms shall have the meaning ascribed to them below:
(a) “Solvent” shall mean, with respect to any person or entity on a particular date, that on such date: (i) the fair value of the property of such person or entity is not less than the total amount of the liabilities of such person or entity; (ii) the present fair salable value of the assets of such person or entity is not less than the amount required to pay the probable liability on such person’s existing debts as they become absolute and matured; (iii) such person or entity is able to realize upon its assets and pay its debts and other liabilities; (iv) such person or entity does not intend to, and does not believe that it will, incur debts or liabilities beyond such person or entity’s ability to pay as such debts and liabilities mature; and (v) such person or entity is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such person’s or entity’s property would constitute unreasonably small capital.
(b) “Securities Purchase Agreement” shall mean the Securities Purchase Agreement dated the date hereof among the Borrower, the Lender and the other purchasers identified therein.
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IN WITNESS WHEREOF, the undersigned has executed this Secured Convertible Debenture as of the date first set forth above.

SMART MOVE, INC.

By:

Its:

STATE OF	)

	)	ss:
COUNTY OF	)

On this  _____  day of January, 2008, before me, personally came                     , to me known, who being by me duly sworn, did depose and say that he resides in                                         , that he is the President and Chief Executive Officer of Smart Move, Inc., the corporation described in and which executed the above instrument; and that he signed his name by authority of the board of directors of said corporation.

Notary Public

EXHIBIT A
NOTICE OF CONVERSION
(to be signed upon conversion of the Debenture)
TO SMART MOVE, INC.:
The undersigned, the holder of the foregoing Debenture, hereby surrenders such Debenture for conversion into  _____  shares of Common Stock of Smart Move, Inc., and requests that the certificates for such shares be issued in the name of, and delivered to,                     , whose address is                                                             .
Dated:

(signature)

(address)